Exhibit 4.13

Technical Support Service Agreement

Party A: Teligent International Limited

Registered and correspondence address：Room 210, 2/F, Sterling Centre, 11 Cheung Yue Street, Lai Chi Kok, Kowloon, Hong Kong

Party B: Global Engine Limited

Registered and correspondence address：Room C, 19/F, World Tech Centre, 95 How Ming Street, Kwun Tong, Kowloon, Hong Kong

In accordance with the laws and regulations of the Hong Kong Special Administrative Region, Parties A and B, have reached the following agreement regarding the Technical Support Services provided by Party A to Party B:

1.	Services

1.1 Party A engage Party B to provide four tasks in Hong Kong, including solution consultation, supplier selection, technical document review, and project acceptance;

1.2 The service period is 2 months, from October 1, 2024 to November 30, 2024.

2.	Price and Payment Method

2.1 The fixed price contract is HK$3,300,000. The detailed cost is shown in Appendix 1 of the contract: “List of Requirements”.

2.2 The contract price includes taxes in Hong Kong, and the taxes involved shall be paid by Party B.

3.	Settlement

3.1 Settlement Method: By cheque

3.2 Payment Schedule

(1)	After Party B completes the supplier selection work under the contract, Party A shall pay Party B HK$1,500,000；

(2)	After Party B completes the technical document review work stipulated in the contract, Party A shall pay Party B HK$1,500,000;

(3)	After Party B completes the acceptance of a specific project as agreed in the contract, Party A shall pay Party B HK$300,000.

3.3 Party A’s payment is made by bank check by default.

3.4 Party B must issue the corresponding invoice.

4.	Project implementation

4.1 Project Team

(1)	Party A and Party B shall appoint personnel to form special project teams. The personnel appointed by Party B shall be consistent with the implementation requirements of this project.

(2)	Party A and Party B shall each designate one person from their respective project teams as a project manager to handle project-related matters on their behalf. Both parties shall provide each other with a letter of authorization from their respective project managers. Any documents signed by the project manager within the scope of their authorization are deemed to be corporate actions.

(3)	If either party replaces a project team member, they must notify the other party in providing 10 business days prior written notice. If Party B replaces the project manager or key technical personnel, they must also obtain Party A’s written consent. Party A must respond to Party B within 10 business days of receiving Party B’s written notice. Failure to respond within this time limit will be deemed as consent.

(4)	After the formation of Project Team, Party B shall formulate a project implementation plan, specifying matters such as the project schedule, work location, and work environment.

4.2 Information and data provision

(1)	Party B has the right to check and obtain relevant information and materials from Party A’s relevant personnel in order to conduct a comprehensive study and design of this project; Party A shall cooperate.

(2)	If Party B believes that the information and materials provided by Party A do not meet the requirements of this project, Party B has the right to notify Party A in writing to rectify.

4.3 Progress Report

Party B shall submit a written project progress report to Party A in the following manner:

(1)	to submit within 5 working days after the end of each week；

(2)	to submit the project plan within 2 working days after each stage of work according to the agreed project schedule.

The project progress report shall include: project progress, completed development projects, expected results of the project, staffing, and other matters that Party A should know or requires to know related to this project; Party A shall review the project progress reports submitted by Party B and shall have the right to inquire about the project progress from Party B at any time; Party B shall respond to any inquiries within 1 business day.

5.	Confidentiality

(1)	The confidentiality period are binding throughout the duration of this agreement and shall remain in force for a period of one years from the date of the expiration or termination of this agreement.

(2)	During the Confidentiality Period, both Parties A and B are obligated to maintain confidentiality for the other. Both Parties guarantee that any trade secrets obtained through the performance of this Contract will be used solely to fulfill the obligations under this Contract and will be disclosed only to personnel involved in the performance of this Contract. If any personnel of either Party breaches the confidentiality obligation, the party to which such personnel belongs shall bear all legal liability, unless otherwise provided by law.

(3)	After the performance of this contract, both parties shall, in accordance with the other party’s requirements, handle the relevant information or electronic documents obtained from the other party and the project party.

6.	Liability for Breach of Contract

After this contract comes into effect, both parties shall fully perform their contractual obligations. If either party breaches the contract, they shall bear the liability for breach of contract in accordance with the agreement and compensate the other party for the losses incurred thereby.

6.1 Party B’s liability for late performance or non-performance of the contract

(1)	If Party B fails to deliver the goods within the stipulated time without justifiable reasons, Party B shall pay Party A a penalty of 0.05% of the overdue portion of the price for each day of delay. If the delay exceeds 30 days, Party B shall be deemed to have failed to perform

(2)	If Party B fails to perform the contract or the services provided cannot achieve the purpose of the contract, Party A has the right to require Party B to continue to perform or terminate the contract.

If Party A requests to continue to perform the contract, Party B shall continue to perform the contract and pay Party A a penalty equivalent to 20% of the total contract price.

If Party A requests to terminate the contract, Party B shall pay Party A a liquidated damages equivalent to 20% of the total contract sum. If Party A agrees to continue to perform the contract, Party A shall pay Party B the price of the portion to be accepted. Upon full payment, the corresponding rights to the portion shall belong to Party A. If Party A or the project owner disagrees with the acceptance, Party A shall not be required to pay the outstanding balance. Party B shall refund the outstanding balance to Party A within 10 working days of receiving Party A’s notice of termination.

6.2 Party A’s liability for overdue payment

(1)	If Party A is overdue in payment for more than 30 days, Party A shall pay Party B a penalty of 0.05% of the overdue payment for each day of delay, but the total amount of the penalty shall not exceed 5% of the total contract price.

(2)	If payment is overdue for more than 30 days, it will be deemed that Party A has failed to perform its obligations and Party B has the right to require Party A to continue to perform or terminate the contract.

If Party B requests to continue to perform the contract, the term for Party B to perform this contract will be extended accordingly. If Party B requests to terminate the contract, Party A shall pay Party B the corresponding amount for the software system already delivered.

7.	Rescission and Termination of the Contract

1 Unless otherwise provided by laws, regulations and this contract, neither party shall unilaterally change or terminate the contract at will, otherwise it shall bear the liability for breach of contract.

2 This contract shall terminate after Party A and Party B have each fulfilled all their obligations under this contract.

8.	Force Majeure

If one party is unable to perform this contract as agreed due to force majeure, it may be exempted from liability in part or in full based on the impact of force majeure, but it must promptly inform the other party and provide proof to the other party within 15 days from the end of force majeure.

9.	Notice

1.	Any notice, letter, electronic message, etc. sent by either party to the other party under this Contract shall be sent to the address, contact person, and communication terminal agreed upon in this Contract. If a party changes its name, address, contact person, or communication terminal, it shall promptly notify the other party in writing within 3 days of the change. Service before the other party actually receives the change notice shall still be considered valid service. Electronic service has the same legal effect as written service.

2.	The address, contact person, and electronic communication terminal specified in the contract also serve as the address for work-related communications between the parties, legal documents, and the service of legal documents by the People’s Court during dispute resolution. Litigation documents (including judgments) from the People’s Court served at the aforementioned addresses of either party to the contract shall be deemed validly served. The parties’ use of electronic communication terminals for service shall also apply to dispute resolution.

3.	In the event that any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect Confidentiality and Notice Clauses.

10.	Dispute Resolution

This Agreement shall be governed by, construed and enforced in accordance with the laws of Hong Kong SAR and the parties hereto agree to be subject to the non-exclusive jurisdiction of the courts of Hong Kong SAR.

11.	Others

11.1 The failure of any party to exercise its rights or take any action regarding the breach of contract by the breaching party shall not be deemed a waiver of its rights or the right to pursue the other party’s liability for breach of contract. The waiver of any right against the breaching party or the waiver of any liability against the breaching party shall not be deemed a waiver of other rights or the right to pursue other liabilities.。

11.2 After the signing of this contract, neither party may modify or terminate this contract without the consent of both parties.

11.3 If there are any unresolved matters, both Parties shall negotiate and resolve them, and negotiate and sign a supplementary agreement in a timely manner, which shall have the same legal effect as this Agreement.

11.4 This contract is made in duplicate, with Party A and Party B each holding one copy. The appendices to this contract have the same legal effect as the contract and shall come into effect on the date when they are signed and stamped with the official seals of both parties or their authorized representative.

12.	Anti-commercial bribery

12.1 Party B promises not to engage in any behavior with Party A’s staff or their relatives that may affect their integrity, self-discipline, and fair competition. Party B shall not provide any benefits to Party A’s employees (including but not limited to business personnel, senior management, and other personnel related to business performance) for the purpose of obtaining benefits other than those stipulated in this contract, including but not limited to:

(1)	gifts, stored-value cards, securities, valuables, communication tools, transportation tools, and high-end products;

(2)	In the form of reimbursement, Party A’s employees will bear the expenses that should have been paid by the employees themselves, arrange high-standard banquets and entertainment activities, provide assistance for their housing decoration, weddings and funerals, work arrangements for spouses and children, and overseas travel, etc.;

(3)	Borrow money to Party A’s staff or their relatives;

(4)	In partnership with Party A’s staff or their relatives;

(5)	Any other behaviors that may affect integrity, self-discipline and fair competition.

12.2 Party A’s finance department is responsible for collect money for Party A. Any behavior of Party A’s employees who ask for or accept money or things from Party B for any reason or in any manner other than in accordance with the provisions of this contract, or who require Party B to treat or give gifts to Party B, is a violation of Party A’s company regulations and is the employee’s personal behavior. Party A does not assume any responsibility for this.

12.3 If Party A’s employees engage in the aforementioned behavior, Party B has the right and must refuse and promptly notify Party A. If Party B fails to promptly notify Party A, Party B will bear the resulting losses and will compensate Party A for any losses it incurs.

12.4 When participating in various forms of cooperation with Party A, Party B promises not to engage in the following acts: providing false materials to obtain a bid or transaction; collusion or bidding; providing counterfeit or inferior products or products without any quality assurance; providing false performance certificates.

12.5 Violation of this anti-commercial bribery clause constitutes a serious breach of this contract. Party A has the right to unilaterally terminate this contract. Any losses caused to Party A shall be borne by Party B.

Party A：	Party B：
Address：Room 210, 2/F, Sterling Centre, 11 Cheung Yue Street, Lai Chi Kok, Kowloon, Hong Kong	Address：Room C, 19/F, World Tech Centre, 95 How Ming Street, Kwun Tong, Kowloon, Hong Kong
Contact：Hedy Tse	Contact：Andrew Lee
Date：1 October 2024	Date： 1 October 2024

Requisite list

Model	Description	Quantity	Unit
1、Core network system
Catalyst C9200-48P with C9200-STACK-KIT Switch	Cisco Catalyst 9200 Series Switches 48 full-power PoE+ ports with stacking components supporting power and data	3	Unit
Cisco Catalyst 8300-1N1S-6T Router	Cisco SD-WAN-enabled, 5G/LTE-ready modular enterprise branch router with 1 x PIM, 1 x NIM, and 1 x SM slot	1	Unit
Cisco Catalyst 9800-L Wireless Controllers	For small campus deployments with the flexibility of copper or fiber uplinks Up to 250 APs, 5000 clients, and 5-Gbps throughput Hot patching, time saving, and hitless upgrades Advanced, on-demand telemetry	1	Unit
Cisco Catalyst 9105 Access Points	Three radios: 2.4 GHz (2x2), 5 GHz (2x2), and BLE/IoT OFDMA and MU-MIMO support Ceiling-mount and wall-mount models (Catalyst 9105i and Catalyst 9105w)	6	Unit
Cisco Firepower 4150	Maximum 75 Gbps, behavioral DDoS mitigation, 1/10/40 GE, 1 RU	1	Unit

2. Application Server
DELL PowerEdge R750	Rack-mount server, CPU: two Xeon® Gold 6330 processors, RAM: 256GB (8 x 32GB), hard drives: five 300GB (SAS hot-swappable, 15,000 rpm hard drives), dual power supplies, dual Gigabit network cards, RAID 5 configuration. (Includes five-year manufacturer’s warranty)	3	Unit
DELL PowerVault ME5024	Features active-active dual-controller architecture optimized for SAN and DAS, making it suitable for high-performance computing, databases, small-scale VDI, security workloads.	1	Unit

3. Operating System
Windows Server 2019 Standard Lic		3	Set
Microsoft SQL Server 2019		1	Set
Microsoft Office 2019		10	Set
VMware vSphere Standard with Vcenter	Supports 6 CPUs and 1 Vcenter	1	Set

4. Intelligent systems
SAP S/4HANA Cloud private edition	SAP S/4HANA Cloud private edition
1. Asset Management: Leverage integrated processes to plan, schedule, and execute asset maintenance activities for operational excellence.
2. Financial Management: Streamline accounting and financial close processes, and improve capital and financial risk management.
3. Manufacturing Management: Improve production planning, support complex assembly processes, and enable seamless manufacturing engineering.
4. R&D and Engineering: Strengthen project control, enhance product development capabilities, effectively manage enterprise projects, and streamline product lifecycle management.
5. Sales Management: Maximize sales revenue, improve sales performance, and support sales teams and managers with order and contract management capabilities.
6. Service Management: Deliver superior, reliable, and personalized service with comprehensive analytics and integrated service management.
7. Sourcing and Procurement: Streamline operational procurement processes, automate sourcing and contract management, and centralize procurement execution.
	8. Supply Chain Management: Provide more accurate order promise dates, integrate transportation management processes, and streamline warehouse management.	1	Set

5. System Integration Services
Local server installation and configuration of VMware vSphere platform	Local server installation and configuration of VMware vSphere platform	1	time
Localized installation SAP	Localized installation SAP	1	time